EXHIBIT 5.1

                [LETTERHEAD OF PRYOR CASHMAN SHERMAN & FLYNN LLP]

                                                April 19, 2004

Front Porch Digital Inc.
2000 Horizon Way, Suite 120
Mt. Laurel, New Jersey  08054


                  Re: ISSUANCE OF 1,833,334 SHARES OF COMMON STOCK OF FRONT PORCH DIGITAL INC. PURSUANT TO A TERMINATION AND SHARE TRANSFER AGREEMENT

Ladies and Gentlemen:

         We have acted as legal counsel for Front Porch Digital Inc., a Nevada corporation (the "Company"), in connection with the issuance of 1,833,334 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), pursuant to a Termination and Share Transfer Agreement dated as of March 18, 2004 by and among the Company, Dr. Giancarlo Gaggero and Data Strategies International, Inc. (the "Termination Agreement"). We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

                  (i) the Articles of Incorporation of the Company as filed with the Secretary of State of Nevada on April 10, 1995, as amended;

                  (ii) the Bylaws of the Company dated May 8, 1995, as amended;

                  (iii) the Company's Registration Statement on Form S-8 covering the Shares ("Registration Statement");

                  (iv)   the Termination Agreement; and

                  (vi) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

         We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

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         Based  upon  the   foregoing,   and   having   regard  for  such  legal
considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and when issued and sold in accordance with the Termination Agreement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Pryor Cashman Sherman & Flynn LLP






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